Exhibit 99.02

WOODHEAD INDUSTRIES

Moderator: Philippe Lemaitre
April 27, 2006
10:00 a.m. CT

Operator:	Good morning and welcome to the Woodland (Woodhead) Industry’s 2006 Fiscal Second Quarter Conference Call. Before we begin, let me remind the audience, the comments made during the conference call being held today, April 27, 2006, contains statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, changes in foreign exchange rates, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition and other issues discussed in the company’s form 10-K, and other SEC filings. I would also like to remind today’s audience that the call is being recorded.

Let me now introduce our host for today’s call, Mr. Philippe Lemaitre, Chairman and Chief Executive Officer of Woodland Industries, or Woodhead Industries, excuse me. Please go ahead Mr. Lemaitre.

Philippe Lemaitre:	Thank you and good morning everyone and yes, it’s Woodhead Industries, and not Woodland Industry. We appreciate you joining us today to review our performance and financial results for 2006 Second Quarter.

With me today is as usual, Bob Fisher, Vice President, Finance, and Chief Financial Officer. Joe Nogal, our Vice President and Treasurer/Controller, is also with us and will be available to respond to your questions at the end of the call.

Hopefully, the telephone connection is clear because I’m calling from Hanover, Germany, where I am attending a major annual trade fair for Process and Production Automation. At this year’s show, our major themes are:

•	Driving innovation in the automation industry while providing value to customers and partners

•	Expanding our presence in automation through exciting new products and customized solutions

•	Serving as an end-to-end complete connectivity provider from the PLC to the device. This one is a very important thing for us, we are unique in this ability and there is nobody on the floor at Hanover that demonstrates this.

•	And finally, we are emphasizing how we are a strong global company, but with a strong ability to provide value-added local support.

The fair is going well, and there is a strong interest and acceptance for some of our new products like Ultralock™, Profibus I/O, and BradPower™. The very positive reaction to BradPower™ is particularly rewarding since we expected this product line should be more of a North American play.

Now let’s do the numbers, we are pleased to report strong second quarter results that exceeded our expectations. Second quarter sales were $59 million, up nearly 5% compared to the same quarter last year, despite the negative impact of almost 3 points due to foreign exchange rate changes. Net income was $3 million, or 25 cents per share, including 1 cent of cost for stock awards. This compares to net income of $1.3 million and net earnings per share of 11 cents in the second quarter of 2005.

Our performance was particularly strong in our Electrical segment during the quarter, as we reaped the benefits of the hard work and operational improvements implemented over the past several quarters. In total, revenue for this segment was up nearly 12%, compared to the prior year, and operating income increased by over 79%. This quarter’s results provide evidence of the strong incremental value this business adds to our overall performance when volume and operating efficiencies are realized simultaneously. Our North American Connectivity business produced another solid period of growth, with total revenues up 9%. Although currency fluctuations served to weaken year-over-year comparisons in Europe and Asia, we are pleased to report that Connectivity revenues increased across all major geographies when viewed in local currencies, with Asia up 11% and Europe up 3%.

Bob will now take you through the numbers in greater detail and review our results by business segment.

Bob Fisher:	Thank you, Philippe. As Philippe mentioned, second quarter consolidated revenues were $59 million, an increase of 4.7% year-over-year. Foreign exchange rate changes reduced sales by $1.5 million or 3% when compared to the same quarter in 2005.

Income from operations was $4.9 million, up 57% from $3.1 million for the second quarter of 2005. Net income equaled $3 million or 25 cents per share for the second quarter of 2006, up 129% from $1.3 million or 11 cents per share for the same period last year, and as Philippe said, 2006 EPS numbers included 1 cents per share per expensing of stock awards. The substantial increase in profitability is attributable to higher sales volumes and improved operating efficiencies across both the Electrical and Connectivity segments.

International sales accounted for 43% of revenue during the second quarter, down from 46% during the same period last year. Gross margin for the second quarter was 37.8%, up from 37% for the same period in 2005. The improvement in gross margin is due to higher volumes and pricing actions we took last summer and early this quarter to offset higher commodity costs. We believe that there is still room for improvement, and our targeted gross margin rate remains at 40%.

Operating expenses totaled $17.5 million for the 2006 second quarter, down 2% from $17.7 million in the 2005 second quarter, primarily due to foreign exchange rate changes and efficiencies that offset economics.

In the Connectivity Segment, second quarter sales were $43.5 million, up 2.4% from last year. In constant dollars Connectivity revenue was up 5.9% over the prior year. It’s particularly important to look at the detail within this segment this quarter because the performance was not even in all areas.

As Philippe said, our performance in North America, where we started our improvement efforts first, continues to be strong and grew 9.1%. Within this region, the U.S. business grew at an impressive 16.4%, but our markets in central Canada were slow and that area was actually down 4.9%. Europe also was uneven in its results. While we experienced renewed strength in Germany, up 11% in local currency, and Italy, up 9% in local currency, demand remained soft in France, down 4%, and the UK, down 2%.

Income from operations in the Connectivity Segment totaled $3 million. This was up 32% from $2.3 million in the 2005 second quarter, while operating margins in this segment rose to 6.9%. Increased profitability in this segment overall was driven primarily by the higher volume and continued cost control.

Electrical Segment sales were $15.5 million in the second quarter, up 11.5% from the same period last year as we saw strength in our served markets, primarily in commercial construction, shipyards and the petrochemical area. Income from operations improved significantly, totaling $2.8 million for the quarter, or 18.2% of sales, up from $1.6 million for the same period last year. The sizable improvement in operating profitability for this segment is primarily attributable to higher volumes, operational improvements implemented over the last several quarters, and diligent cost control.

Backlog in the business ended the quarter at $20.5 million, an increase of $2.3 million or 12.4% during the quarter.

Our working capital measures weakened slightly during the quarter, primarily due to our preparation for the move to a new ERP system, implemented throughout North America at the beginning of our third quarter. Inventory levels increased slightly during the quarter as we brought in additional material and days sales outstanding increased a couple of days as a result of our focus on the ERP system conversion.

Capital expenditures were abnormally high at $5.2 million in the quarter due to the planned ERP spending. This compared to depreciation of $3 million. We continue to forecast capital expenditures for the fiscal year to be approximately $9 million.

Our tax rate for the quarter was 36%, and we expect it to continue to be within the range of 35 to 37% going forward.

Before turning it back to Philippe, I want to give you a little color on the ERP transition. On April 3rd, the beginning of our fiscal third quarter, we went “live” with a new fully integrated Oracle ERP system across all of our operations in North America. The good news is that we’re up and running, but it’s fair to say that we’ve experienced many of the typical challenges associated with implementation of a new integrated system. The first 3 to 4 weeks have been difficult, but all of our employees are working diligently to facilitate the transition. While everything isn’t yet working perfectly, we’re getting close to normal operation procedure and expect to begin capitalizing on the benefits of the new system in the near future. While we do expect this transition to impact our sales in the month of April, we expect to recapture the majority of these delayed sales over the months ahead.

Philippe will now provide some final thoughts and guidance for the remainder of the fiscal year.

Philippe Lemaitre:	Thank you, Bob. Again, we continue to see strong end-market demand for our product although there are still a few pockets of economic weakness in Europe and Canada. We are particularly encouraged with our ability to mitigate the negative impact of continued commodity cost increases through higher pricing. We believe that this dynamic provides evidence of the strength of our competitive position. As commodity prices continue to escalate, we plan to remain aggressive in managing their impact. And as we said before, we have tremendous operating leverage in our business and incremental volume translates to significant improvement on the bottom line.

In summary, while we are pleased with our performance during the quarter, we remain cautious with our forecast as we continue to work through the start-up of our new ERP system.

We currently anticipate that revenue during the second half of our 2006 fiscal year will be in the range of $115 to $118 million dollars with earnings per share of 42 to 45 cents. This performance would result in full year revenues of $227 to $230 million and earnings per share of 85 to 88 cents which is up from previous full year earnings guidance of 79 to 85 cents as a result of our strong second quarter performance.

Operator, I think we are ready now to take questions.

Operator:	Thank you Mr. Lemaitre. And the question answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

We will take our first question from Alexander Paris with Barrington Research.

Alexander Paris:	Good morning, nice quarter.

Philippe Lemaitre:	Thank you.

Alexander Paris:	You just mentioned your caution, is that mostly because of the ERP or are there some material costs and micro reasons for you to be cautious?

Philippe Lemaitre:	No, it’s just because the ERP and in general, I want to be cautious and not too optimistic.

Alexander Paris:	Okay, ERP system, do you already have one overseas, or does that come next?

Philippe Lemaitre:	Yes, we have one overseas, but we are going, in a year from now, we are going to put them on the same system that we have in North America. The reason we went to North America first is because of the system or set of systems we had were older, and second, we didn’t want to do a big bang worldwide, so we have staged North America this year, and at the beginning of 2007, we will do Europe, and some time towards the end of 2007, we will do Asia Pacific.

Alexander Paris:	Okay, your materials, your key materials are, copper I imagine is one right?

Philippe Lemaitre:	Yes.

Alexander Paris:	And gold; is that important?

Philippe Lemaitre:	No, gold is not important. Copper is probably the major one and plastic, to some extent.

Alexander Paris:	Okay, I think you mentioned the backlog for the Electrical, but I didn’t catch the Connectivity backlog.

Philippe Lemaitre:	No, the total backlog for both Electrical and Connectivity is about $20.5 million and that’s a 12% plus higher than last quarter and it’s a very good backlog at this time of the year and higher than previous years.

Alexander Paris:	I see. In Europe you mentioned some countries were up, some were down, but generally Europe’s been dragging. Is that all just the macro conditions in Europe, or is there more competition in Europe, more price competition and so forth?

Philippe Lemaitre:	Well there is more price competition, that’s for sure, but you know, I’ve spent my time this week talking to CEO’s of companies in Europe here at the fair, and they all see a patchy situation. They all have a couple of companies doing well, and a couple of companies that are not doing well, so it’s fairly systematic across the board here for the Europeans that I talk to.

Alexander Paris:	I see. All right, thanks a lot.

Philippe Lemaitre:	Thank you, Alex.

Operator:	Thank you. And our next question comes from John Franzreb with Sidoti & Company.

John Franzreb:	Good morning, guys.

Bob Fisher:	Hi, John.

John Franzreb:	You mentioned you got some higher pricing in the quarter. I know that’s been an issue in the past. Can you kind of talk a little bit what higher kind of pricing you’re realizing?

Philippe Lemaitre:	Well we had a price increase last June, and we had a second price increase in February this year, so mid-quarter. The last June increase was resisted probably a little bit more than the February price increase. We believe at this stage that we probably are realizing, but it’s a little bit too early to say, so we don’t quite have all the data on that, but I would guesstimate it at a about a 2% realization, maybe slightly higher, which is nice and would bode well for the rest of the year.

John Franzreb:	Great and...

Bob Fisher:	Hey John? Let me just add that the price increases both last summer and in February were North American, not worldwide.

John Franzreb:	Why not worldwide?

Philippe Lemaitre:	We’re talking to our European manager about that.

John Franzreb:	Okay, I guess this kind of goes into my next question. Could you kind of talk about what was the aggregate Connectivity sales number for the quarter? How much was it up or down?

Philippe Lemaitre:	Can you repeat the question, I didn’t get it?

John Franzreb:	European sales in Connectivity, what was the number for the quarter? How much was it up?

Philippe Lemaitre:	Oh, I’m sorry. In Germany, we had 11% growth in local currencies.

John Franzreb:	Right.

Philippe Lemaitre:	Italy 9% growth in local currencies, France was down 4%, UK 2%

John Franzreb:	I don’t know the mix of how much in sales of each region.

Bob Fisher:	John, overall Europe was up in local currencies 3%.

John Franzreb:	3%, okay, thank you that’s very helpful. That’s all I have for now. Thanks guys.

Operator:	Thank you, and as a reminder to our audience it is star one on your touch-tone telephone to ask a question. Our next question comes from Kevin Sarsany with Foresight Research.

Kevin Sarsany:	Hi, nice quarter.

Philippe Lemaitre:	Thank you, Kevin.

Kevin Sarsany:	Electrical, growth of about 11.5%. Can you try to tell us or indicate what you see that as being, if it’s sustainable? It seems like a pretty big catch up for a GDP type growth business. So, can you kind of bracket that for us and give us a better understanding of what was going on there and what the sustainability is?

Philippe Lemaitre:	Well, we did very well in Electrical. I think that there are some geographic elements to it, the petrochemical saw, I mean certainly we probably did a little bit more MRO because of events like Katrina and so on. So I don’t think this is sustainable. What we see though is we believe and we have a few new products coming on, so we believe that we can probably give a couple clicks to Electrical above the GDP plus where we have been in the last 2 or 3 years.

Kevin Sarsany:	So you think about 5-6%?

Philippe Lemaitre:	Correct.

Kevin Sarsany:	Okay, and in the Connectivity. You know you made some pretty good progress in margins. You seem to be a little conservative on your outlook, but how high or how fast, or both, do you think margins can trend upward, given decent volume.

Philippe Lemaitre:	Yes, we believe that we should reach the 40% margin within about a year and a half.

Kevin Sarsany:	14%?

Philippe Lemaitre:	Four-zero, gross margin.

Kevin Sarsany:	Oh, gross margin, okay, I mean I’m looking at the segment data on Connectivity.

Philippe Lemaitre:	Yes, that’s what I’m talking about.

Bob Fisher:	Yes, but so John, we’ll get to 40% and we won’t add very much fixed costs at all, so it will come down to the bottom line.

Philippe Lemaitre:	Right.

Kevin Sarsany:	So on the operating margin line you think you can get back to the historical mid-teen levels?

Philippe Lemaitre:	Yes, I think we can go to low two-digit numbers in the operating income of that business, and don’t forget that within about a year, a little bit over a year now, we have the amortization of the software that we made at the time of our SST acquisition; that goes away and that $3.5 million, correct me if I’m wrong, Bob, but $3.5 million that will impact positively our numbers.

Bob Fisher:	Right, but so ten plus, John, for sure.

Kevin Sarsany:	Hey, Bob, it’s Kevin.

Bob Fisher:	Kevin!

Kevin Sarsany:	And I think last quarter you talked about new products as a percent of revenue. You seem to have been releasing a pretty steady stream of new products. Could you give us that figure?

Philippe Lemaitre:	Yes, you know our new products in general including custom and variations, we measure that on a three-year running basis is probably at a 30% of sales level. In the previous few years, it was 10% truly new product and maybe at 20%customization. While I don’t have a number, I would estimate at this stage that now and for the foreseeable future, I would expect the new products to go probably up 10 to 15% rather than 10%. The customization would probably remain at the same level.

Kevin Sarsany:	Okay, thank you.

Philippe Lemaitre:	Thank you, Kevin.

Operator:	Thank you, and as a final reminder it is star one on your touch-tone telephone to ask a question. And at this time, Mr. Lemaitre, there are no further questions. I would like to turn it back to you for any closing remarks.

Philippe Lemaitre:	Thank you very much. Well, we are pleased as we said with this quarter, and our perspective and we will talk to you again in three months. Thank you very much all for attending.

Operator:	Thank you and this does conclude today’s conference. We would like to thank everyone for your participation and have a wonderful day.

END